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                                                                EXHIBIT 11

                     [LETTERHEAD OF DELOITTE & TOUCHE LLP]

                        CONSENT OF INDEPENDENT AUDITORS

SANTA BARBARA GROUP OF MUTUAL FUNDS, INC.:

We consent to (a) the use in this Pre-Effective Amendment No. 3 to Registration Statement No. 33-56546 on Form N-1A of our report on the financial statements of the Fund comprising Santa Barbara Group of Mutual Funds, Inc. as of September 20, 1996 dated September 26, 1996 appearing in Part B, the Statement of Additional Information of such Registration Statement, (b) the reference to us under the heading "Financial Statements and Experts" in the Prospectus which is part of such Registration Statement, and
(c) the reference to us under the heading "Independent Accountants" in Part B of the Statement of Additional Information of such Registration Statement.

/s/ Deloitte & Touche LLP

October 1, 1996